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                                  EXHIBIT 10.7

                               FORMULARY AGREEMENT

This Formulary Agreement (the "Formulary Agreement") is entered into as of January 1, 1996, between Foundation Health Pharmaceutical Services, d.b.a. Integrated Pharmaceutical Services (" Integrated"), a California corporation, with a principal office located at 3400 Data Drive, Rancho Cordova, California 95670 and National Medical Health Card Systems, Inc. ("Sponsor") a New York corporation with a principal office located at 26 Harbor Park Drive, Port Washington, New York 11050.

RECITALS

A. Sponsor desires to include a drug formulary as part of its service to health plans. Integrated and Sponsor wish to implement the Formulary Program under the terms and conditions stated herein.

B. Sponsor wishes to utilize Integrated's manufacturer volume discount program, whereunder Integrated and Sponsor will share certain rebates from the selected drug manufacturers offering rebates specifically with respect to the existence of Sponsor's Formulary Program.

      Integrated will arrange for printing of the initial and subsequent annual updates of the Formularies (including pocket formularies) and their delivery to Covered Persons. All expenses for such printing, and delivery shall be shared equally between Integrated and Sponsor and Integrated's portion will be deducted from the total rebate collected from drug manufacturers under the Formulary Program prior to calculation of the rebate amount.

C. Sponsor and Integrated will establish a process to provide for the regular review and updating of the Formulary, including additions and deletions of medications. Integrated shall consult with Sponsor, to suggest changes to the Formulary made desirable by changes in the pharmaceutical industry, new legislation and regulations, the experience of Sponsor with the existing Formulary and recommendations developed by Integrated based on its experience.

D. Integrated and Sponsor shall use reasonable efforts to ensure that their respective activities relative to the provision of prescription drugs through their mail order operations, drug utilization review and other education programs support the Formulary Program. Integrated shall hold all contracts with manufacturers for any such manufacturer's volume discount programs related to prescriptions received by Covered Persons and shall be the sole administrator of such programs. Sponsor agrees not to maintain or enter into any volume discount or rebate contracts directly or indirectly with pharmaceutical manufacturers during the term of this Agreement unless agreed upon by Integrated.


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E.    The parties agree that the terms and conditions of this Formulary
      Agreement shall remain confidential. Neither party shall distribute this Formulary Agreement, or any part thereof, to other parties unless required by law or regulation, or if such disclosure is necessary to carry out the terms hereof. Sponsor agrees that Integrated's performance under this Formulary Agreement relating to clinical management services and details respecting a manufacturer's volume discount program including, but not limited to, contracts, documents and arrangements with manufacturers and third party providers, and Integrated's reporting programs, shall remain confidential and shall be treated as proprietary to Sponsor and shall not be disclosed to any third party. The respective obligations of the parties to maintain confidentiality under this Formulary Agreement shall survive the termination of this Formulary Agreement.

I.    DEFINITIONS

      The following definitions shall apply to this Formulary Agreement:

      "Business Day" shall mean each day other than a Saturday or Sunday or a day on which Integrated is closed for business.

      "Claim" shall mean a Prescription Product claim made by a Covered Person for reimbursement in accordance with a health plan of Sponsor so long as such claim:

      a) Is received by Integrated within thirty (30) days following the last day of the calendar quarter in which the Prescription Product was dispensed; and

      b) Contains sufficient information for Integrated to process such claim in accordance with the terms and conditions of the health plan, and process and/or cause to be processed a request for a Rebate.

      "Drug Manufacturer" means a pharmaceutical corporation which has entered into an agreement with Integrated to participate in the Formulary Program.

      "Product" means a pharmaceutical product of a Drug Manufacturer for which reimbursement is available under the Formulary Program.

      "Rebates" shall mean all amounts received by Integrated from a Drug Manufacturer with respect to Products dispensed to Covered Persons under a health plan during such period.

      "Reports" shall mean the reports provided by Integrated pursuant to
      Section IV of this Formulary Agreement.

      "Covered Persons" shall mean those individuals eligible for prescription benefits pursuant to the terms of a health care or prescription benefits plan.

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II.   TERM

      This Formulary Agreement shall be effective as of January 1, 1996, and shall remain in effect until terminated in accordance with the terms of this Formulary Agreement.

III.  REPRESENTATIONS

      A.    Sponsor represents and warrants as follows:

            1. This Formulary Agreement, and the agreements referenced herein to which Sponsor is a party, constitutes the legal, valid and binding obligation of Sponsor, and is enforceable in accordance with their terms.

            2. Sponsor has reviewed the Formulary Program and approved the contents. terms and conditions thereof.

            3. That the Formulary Program is consistent with the terms and conditions of its health plan and that it will provide Covered Persons with notice of the Formulary Program.

            4. Sponsor's agreements with its Customers are in compliance with all applicable laws, rules and regulations including, but not limited to, ERISA.

      B. Integrated represents and warrants that Sponsor shall be eligible to participate in the Formulary Program as long as it:

            1. Provides client/program specific information as required by Drug Manufacturers to qualify for Rebates. The parties acknowledge that Drug manufacturers may periodically change such requirements. Integrated will update Sponsor as to any changes in eligibility criteria required by individual Drug Manufacturers.

            2. Provides Claims data for Customers to Integrated, or its designee, within thirty (30) days, after the end of each calendar quarter in which such Claims were adjudicated, in a mutually agreeable format for Rebate submission to Drug Manufacturers.

IV.   DUTIES OF INTEGRATED

      Following the effective date. Integrated will, upon receipt of the required information from Sponsor:

      A. Provide to Drug Manufacturers the necessary claims data in the format required for the purpose of obtaining Formulary Rebates. and disburse the

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            Rebates to Sponsor in accordance with Section VI(A) of this
            Formulary Agreement.

      B. Provide clinical support for Sponsor presentations, not to exceed six (6) meetings annually including "Pharmacy and Therapeutics" Committee meetings, at the expense of Integrated.

      C. Provide a representative to attend quarterly meetings of Sponsor's Pharmacy and Therapeutics Committee, at Integrated's expense.

      D. The opportunity to allow National Medical Health Card Systems, Inc. to participate jointly in risk/capitation programs with Integrated through use of its parent company's insurance operations. Terms are to be negotiated and agreed upon by each opportunity National Medical Health Card Systems, Inc. presents.

      E. Assist in development of gain sharing methods for National Medical Health Card Systems, Inc.'s, HMO clients for meeting targeted requirements.

      F. Provide opportunity for National Medical Health Card Systems, Inc. to participate in disease management programs at a financially agreed upon rate to clients when and where they are applicable.

V.    DUTIES OF SPONSOR

      Sponsor shall:

      1. Provide Integrated on an on-going basis with sufficient and accurate information concerning quarterly utilization data in a format mutually agreeable that will facilitate report generation and invoicing to participating Drug Manufacturers: such information to be provided in Sponsor format and contain all data elements required for processing or NCPDP format, whichever Sponsor selects.

      2. Provide all Covered Persons with complete and accurate information describing the Formulary;

      3. Not participate in any other formulary or similar discount program during the Term of this Agreement:

      4. Take reasonable steps on its own initiative and upon the request of Integrated, to encourage physicians to utilize the formulary:

      5. Distribute the formulary, amendments thereto and other related formulary information to the physician network:

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      6.    Enter into agreements ("Joinder Agreements") with each of the Drug
            Manufacturers participating in the Formulary, to join Sponsor to the agreements between Integrated and such Drug Manufacturers; and

      7. The parties acknowledge and agree that Integrated's performance under this Formulary Agreement, and Sponsor participation in Integrated's Manufacturer Charge Back Program, is contingent upon Sponsor providing to Integrated claims data for all prescription drug claims from Participating Pharmacies for Prescription Drug Services dispensed to Covered Persons. On a quarterly basis, Sponsor shall submit to Integrated, by magnetic tape which is in a format acceptable to Integrated, as outlined in V(i) above, prescription claims information, including at least the following items for each claim:

            a)    Physician ID number;
            b)    Pharmacy ID number;
            c)    Covered Person ID number;
            d)    Date of service;
            e)    Prescription number;
            f)    Refill indication;
            g)    Quantity;
            h)    Days supply;
            i)    National Drug Code (NDC) number;
            j)    Submitted ingredient cost;
            k)    Dispensing fee;
            l)    Covered Person copayment;
            m)    Amount paid.

            The information for Claims processed in a particular quarter shall be received by Integrated by the last day of the month immediately following the end of the quarter.

            All information will be submitted by magnetic tape. The tape layout will be sent in an addendum in an agreed format between Integrated and Sponsor as outlined in V(1) above. Any tape which does not meet the requirements of this section may be rejected by Integrated, and Sponsor shall resubmit an acceptable tape.

VI.   REBATES

      A.    In consideration of the performance by Sponsor of its obligations
            hereunder, Sponsor shall receive an amount equal to       **
              ** of the Rebates provided that the Drug Manufacturer pays the
            Rebate. Integrated will remit to Sponsor eighty percent (80%) of the projected quarterly rebate no later than one hundred twenty (120) days after the end of the applicable quarter.

     **  Confidential portion filed separately with the Commission.

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            Integrated and Sponsor will reconcile the remainder due until
            Sponsor receives a total of        **                of the total
            rebates collected.

            1. The reports reconciling the amounts billed to the Drug Companies and the rebate provided will be included with the payment. Such payment shall be by check payable to:

                  National Medical Health Card Systems, Inc.
                  26 Harbor Park Drive
                  Port Washington, NY 11050
                  Attention: Linda Portney, President

      B. In consideration of the performance by Integrated of its obligations hereunder, Integrated shall receive an amount (the "Integrated Rebate") equal to ** of the Rebates.

      C. Integrated may from time to time adjust Sponsor Rebates to reflect revised accounting from Integrated or a Drug Manufacturer. Any Rebates overpaid to the parties at Integrated's option shall be either repaid to Integrated within five (5) days of written notice specifying the amount overpaid, or credited again the next Rebate amounts due to the parties. All amounts which previously were underpaid shall be disbursed to the parties by Integrated within five (5) days of receipt from the Drug Manufacturer.

      D. Sponsor acknowledges and agrees that Integrated shall not be responsible in any manner for any failure of a Drug Manufacturer to pay any Rebate amount or otherwise perform any of its obligations under the Rebate Agreements or the Joinder Agreements.

VII.  INCOME FROM INTEGRATED DRUG DATA BANK

      Income derived by Integrated in the marketing of the Drug Data Bank shall be shared equally between Integrated and the Sponsor. It is the understanding of the parties that such income may be based, in part, on the volume of certain prescription drug services provided to Covered Persons.

VIII. REPORTS, RECORDS AND DATA

      A. Integrated may change the Reports at any time with the approval of Sponsor, such approval shall not be unreasonably withheld, provided that any change does not materially reduce the overall amount, character or frequency of information provided to Sponsor. Integrated may also change the Reports in any manner at the same time and in the manner provided for administrative fee changes in the Sponsor Agreement provided such change does not compromise

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     ** Confidential portion filed separately with the Commission.







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            that information which is necessary for Sponsor to document credits for monies received.

      B. Ownership rights over all compilations, analyses, reports, recommendations property and services generated by Integrated and/or Sponsor shall be retained equally by Integrated and Sponsor. Ownership rights shall include, but are not limited to, all rights associated with publication, trade secrets, copyrights, trademarks and patents. Integrated shall retain the right to use all data and information received from Sponsor, Drug Manufacturers, or participating Pharmacies in any manner it sees fit, provided such use shall not violate the right of privacy of Sponsor, any client of Sponsor, and/or any Covered Person.

      C. All records, reports and other data provided by Integrated to Sponsor or a Drug Manufacturer under this Agreement are for such entity's use in Claims administration and Rebate calculation, and Integrated disclaims all liability arising out of Sponsor's or a Drug Manufacturer's other use or dissemination of the reports, data, information and/or summaries. Sponsor and Drug Manufacturers shall treat as confidential any information which individually identifies a participating Pharmacy, a Covered Person and/or client of Sponsor.

      D. Integrated shall maintain complete and accurate records relating to all amounts payable to Sponsor by Integrated. These records shall remain accessible to Sponsor for examination and audit by Sponsor or an auditor selected by Sponsor, throughout the calendar year in which they are established and for three (3) calendar years thereafter. Such audits may be conducted, upon written notice, at reasonable intervals during the regular business hours of Integrated.

IX.   LIMITATION OF LIABILITY

      A. Nothing in this Formulary Agreement shall be construed or be deemed to create any rights or remedies in any third party, including but not limited to a Covered Person.

      B. The parties disclaim and in no event shall either have any liability for consequential, incidental, exemplary, punitive or special damages incurred directly or indirectly in connection with their performance hereunder. Each party's liability with respect to any Claim processed hereunder shall be limited to Rebates earned by such party hereunder with respect to such Claim.

      C. The parties agree that neither party shall be responsible to the other party, its officers, directors, employees, successors and assigns (collectively, the "Other Party") for and each hereby waives, releases and forever discharges the Other Party from, any and all claims, demands, losses, attorney's fees, costs,

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            expenses and liabilities of any nature whatsoever, whether or not now existing, known or unknown. Suspected or claims, arising from:

            1.    Any failure by Drug Manufacturer to pay any Rebate;

            2. Any breach of an agreement related to the Formulary Program or the transactions contemplated by this Formulary Agreement by any Drug Manufacturer; or

            3.    Any negligence or willful misconduct of any Drug Manufacturer.

X.    TERMINATION

      Each party may terminate this Formulary Agreement with or without cause at any time upon ninety (90) days written prior notice to the other party. The liability of the parties hereto for obligations incurred prior to the effective termination dates shall survive termination.

XI.   MISCELLANEOUS

      1. Assignment. This Formulary Agreement may not be assigned by either party without the prior written consent of the other and consent will not be unreasonably withheld.

      2. Construction. In all cases, the language in all parts of this Formulary Agreement shall be construed simply, according to its fair meaning and not strictly for or against any party.

      3. Governing Law. This Formulary Agreement and the instruments and documents herein referred to shall be governed by and construed in accordance with the laws of the State of the defending party.

      4. Further Documentation. The parties hereby agree to execute such further documents as from time to time may reasonably be required in order to give full force and effect to this Formulary Agreement.

      5. Counterparts. The parties may execute this Formulary Agreement in any number of counterparts, each of which shall be deemed an original instrument but all of which together shall constitute one agreement.

      6. Entire Agreement. This Formulary Agreement together with the other agreements referenced herein, reflect the entire agreements between the parties and supersedes all prior agreements, including any oral understandings with respect to Claims and Rebates or any other transactions contemplated under this Formulary Agreement.

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      7.    Exhibits. All exhibits attached hereto are hereby incorporated into the Formulary Agreement by this reference for all purposes.

      8. Captions. The captions and paragraph headings contained herein are for convenience only and shall not be used in construing or enforcing any of the provisions of this Formulary Agreement.

      9. Modification. Any change to this Formulary Agreement shall be made only in writing and executed by all of the parties hereto.

      10. Recitals. The Recitals of this Formulary Agreement are incorporated into and made a part hereof.

      11. Independent Contractor. It is expressly understood that the parties are independent contractors of one another, and that neither has the authority to bind the other to any third person or otherwise to act, in any way as the representative of the other, unless otherwise expressly agreed to in writing signed by both parties hereto.

      12. Force Majeure. Neither party shall be liable in any manner for any delay or failure to perform its obligations hereunder due to strikes, labor disputes, riots, earthquakes, storms, floods or other outbreak of hostilities, delay of carriers or other acts of nature.

      13. Neutral. Binding Mandatory Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, whether in tort or in contract, in law or equity, shall be settled by arbitration in accordance with the laws governing arbitration in the county of the defending party, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. If any arbitration action is brought to enforce or interpret the provisions of this Agreement in regard to any controversy or claim arising out of or related to this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs of the action, in addition to any other relief deemed just and proper by the arbitrator.

      14. Exclusivity. During the term of this Agreement and for a period of twenty-four (24) months thereafter, Integrated shall not endorse, market or provide to Customers of Sponsor any product or service that directly competes with any product or service endorsed, marketed or provided by Sponsor. Integrated represents and warrants that its execution and delivery of this Agreement does not violate or conflict with any Agreement to which it is presently a party.

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The parties have duly executed this Agreement as of the Effective Date.

National Medical Health Card         Integrated Pharmaceutical Services
Systems, Inc.

/s/ Linda Portney                    /s/ Garry N. Garrison

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Name                                 Name

Linda Portney                        Garry N. Garrison

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Print Name                           Print Name

President                            President and Chief Operating Officer

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Title                                Title

1/24/96                              1/16/96

--------------------------------     -------------------------------------------
Date                                 Date

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